SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         January 16, 2013

CRAFT BREW ALLIANCE, INC.
(Exact Name of Registrant as Specified in Charter)

Washington	0-26542	91-1141254
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

929 North Russell Street
Portland, OR 97227-1733
 (Address of Principal Executive Offices, Zip Code)

(503) 331-7270
 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2013, Craft Brew Alliance, Inc. (“CBA” or the “Company”), announced that the position held by Martin J. Wall, the Company’s Vice President of Sales and a named executive officer in its most recent proxy statement, will leave the Company effective as of the close of business on February 1, 2013.

Pursuant to the terms of a separation agreement (the “Separation Agreement”) expected to be executed by Mr. Wall and the Company, Mr. Wall will be entitled to receive severance benefits equivalent to those set forth in his employment agreement dated March 29, 2010. A copy of Mr. Wall’s employment agreement was previously filed with the Securities and Exchange Commission (the "SEC") as Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and is incorporated herein by reference.

The Separation Agreement also provides that (i) Mr. Wall will be entitled to receive his 2012 cash incentive bonus award, subject to the terms and conditions of the 2012 Annual Cash Incentive Bonus Plan other than continued employment, as described in CBA’s Proxy Statement filed with the SEC on April 12, 2012, and (ii) that the Company will make an additional lump sum cash payment to Mr. Wall within 30 days following the date the Separation Agreement becomes effective, reduced by legally required deductions and withholdings, in exchange for a release of all claims that Mr. Wall may have had against the Company. Severance payments will cease in the event Mr. Wall ceases to comply with non-compete provisions contained in his employment agreement. Performance share and stock option awards held by Mr. Wall which have not vested will expire upon his termination.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRAFT BREW ALLIANCE, INC.

Dated: January 18, 2013	By:	/s/	Joseph K. O’Brien
Joseph K. O’Brien
Controller and Chief Accounting Officer

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